Exhibit 99.1

Independence Realty Trust, Inc. Completes Acquisition of Four Communities

PHILADELPHIA – (BUSINESS WIRE) – September 26, 2017 – Independence Realty Trust, Inc. (NYSE: IRT) (“IRT”) today announced the acquisition of four multifamily apartment communities, aggregating 917 units, representing the first phase of its previously announced acquisition of a nine community portfolio.

The remaining five communities are expected to close in succession during the fourth quarter of 2017, after and subject to the satisfaction of customary closing conditions, as well as the debt assumption process on three of the five communities.

“We are excited to announce the completion of the first phase of the portfolio acquisition and the implementation of our operational strategy to unlock value in the acquired assets,” said Scott Schaeffer, Chairman and CEO of IRT. “We remain on track to complete the acquisition of the remaining five communities during the fourth quarter of 2017.”

About Independence Realty Trust, Inc.

Independence Realty Trust (NYSE: IRT) is a real estate investment trust. After the acquisition of the nine community portfolio, IRT will own and operate 55 multifamily apartment properties, totaling 15,165 units, across non-gateway U.S. markets, including Louisville, Memphis, Atlanta and Raleigh. IRT’s investment strategy is focused on gaining scale within key amenity rich submarkets that offer good school districts, high-quality retail and major employment centers. IRT aims to provide stockholders attractive risk-adjusted returns through diligent portfolio management, strong operational performance, and a consistent return of capital through distributions and capital appreciation.

Corporate Headquarters
Two Liberty Place
50 S. 16th Street, Suite 3575
Philadelphia, PA 19102
267-270-4800

Independence Realty Trust, Inc. Contacts
Ted McHugh and Lauren Tarola

Edelman Financial Communications & Capital Markets
Phone: 212-277-4322
Email: IRT@edelman.com